CONFIDENTIAL COMMUNICATION

To:	CHWM Investors and Shareholders

From:	Eric Hager, Executive Vice President

Date:	December 10, 2010

Subject:	General Update – Business Planning & Funding

Dear Investors:

I am pleased to formally introduce myself to you as I transition from a consulting role to an executive role with CHWM going forward.  Even with the challenges of operating with limited funding, I am convinced that CHWM has the potential to be successful in the largest Internet market and beyond.  Frankly, I would not have accepted my new position with the Company under any other circumstances, and I am proud to be part of the Management Team.

With start-up companies like CHWM, it is quite common for the stock to fluctuate (change) up and down.  This is normal.  The Company has a very strong and talented management team that is working hard to create and sustain shareholder value over time.  Execution of our business plan is underway – including the monetizing of strategic assets in China (fiber and 5.8 GHz rights), the development of strategic alliances and joint ventures, and seeking out potential acquisitions that will jump-start our revenue and value.  I discuss some of these important opportunities in this update.

As the Company recently stated in its press release of October 27, 2010, we have secured the beginning of revenue generation via the provision of broadband services to a commercial customer in Beijing. This is the initial phase of our agreement with CJ Network.  To further execute our agreement, CHWM will need to invest approximately $200,000 to interconnect and “light up” buildings located on our network and establish a point of international termination for VPN services.

Also, CHWM has entered into various joint venture and cooperation agreements for fiber transport from Hong Kong to mainland China cities with local termination on CHWM’s fiber and 5.8 GHz wireless networks.  CHWM intends to invest in International “meet me” facilities in Hong Kong with network equipment resulting in exclusive rights.  CHWM anticipates utilizing $300,000 to $500,000 to fully build out these network elements and begin marketing of International Virtual Private Line Services (VPLS).   CHWM will have significant fiber bandwidth for a modest investment.

Concurrent with development of VPLS, CHWM plans to acquire a US-based telecommunications company.  This business is an existing, profitable telecom company.  The company supports a broad base of telecom services and technologies ideally suited for China.   While we cannot report that this transaction is completed, we are currently in discussions with various groups to finance the acquisition of this important strategic company and more.

Stating the obvious, all companies require a lot of money to grow – and they require time to execute their business plan.  CHWM is no different.  The opportunities discussed herein need funding to be realized. We are working on this with vigor.

Examples include the following:

1) We entered into a $10M Equity Line of Credit in June, which we hope to utilize in 2011;

2) We are conducting discussions with several venture capital funds, including one in Europe;

3) We are discussing additional joint ventures in China to extend the relationship with CJ Network to Shanghai and international gateways; and

4)  We are conducting discussions with a group in Hong Kong regarding potential and strategic alliance opportunities in China, and with telecom counterparts in Mumbai, India.

I am pleased that we have so many prospects.  I am optimistic we will see progress soon.  The key to implementation is funding.  With funding we intend to move aggressively to implement our business plan.

I invite you to call or email me directly to discuss any CHWM-related matters.   On behalf of the entire management team, I thank you for your continued support.

Regards,

   /s/ Eric Hager

Executive Vice President

China Wi-Max Communications, Inc. (CHWM)
Phone:  303-517-6026
Email:   erichager@chinawi-max.com

SAFE HARBOR STATEMENT

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the company. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by China Wi-Max Communications, Inc. (China Wi-Max) may differ materially from these statements due to a number of factors. Important factors relating to the Company's operations could cause results to differ materially from those in forward-looking statements and are further detailed in filings with the Securities and Exchange Commission (SEC) available at the SEC website (http://www.sec.gov ). All forward-looking statements are based on information available to China Wi-Max and China Wi-Max assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.